Exhibit 16.1

January 15, 2014

Securities & Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen,

Effective September 3, 2013, Hansen, Barnett & Maxwell (“HBM”) resigned as the independent registered public accounting firm of Worthington Energy, Inc. (the Company).

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accounting, in the Form 8-K dated January 15, 2014, of the Company to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Weinberg & Company.

HANSEN, BARNETT & MAXWELL, P.C.